The estimated 3rd quarter information set forth herein is preliminary and remains subject to review, including the potential impact, if any, of the prior period restatements announced October 24, 2006. Although the information set forth herein presents management's current views and estimates based on preliminary analysis and information currently available, the completion of the review process could result in further adjustments and refinements to the estimates set forth herein. Adjusted EBITDA eliminates the non-cash items such as restricted stock amortization expense and FIN 46 related items and adds incremental income from new investments made during the 3rd quarter, if any, assuming a July 1, 2006 start. Annualized EBITDA and Adjusted annualized EBITDA assume the current quarter results multiplied by four. Below is the reconciliation of EBITDA and adjusted EBITDA to net income. NOTE: ALL FIGURES SHOWN BELOW ARE ESTIMATED AND SUBJECT TO REVIEW AND ADJUSTMENT IN CONNECTION WITH THE RESTATEMENT OF PRIOR PERIODS.

OMEGA HEALTHCARE INVESTORS, INC.
EBITDA RECONCILIATION AND
DEBT COVERAGE RATIO CALCULATION
Estimated and unaudited
(In thousands)
Three Months Ended
September 30, 2006
Estimated Net Income*	$ 12,585
Gain on assets sold- net	(4,086)
Loss from discontinued operations	33
Depreciation and amortization	8,362
Interest	11,581
Estimated EBITDA	$28,475
Deduct FIN 46 non-cash revenue	(676)
Add back restricted stock amortization expense	2,991
Add back provision for uncollectible mortgages, notes and accounts receivable	179
Estimated Adjusted EBITDA	$30,970
Add incremental income from new investments in 3rd Quarter	$1,428
Estimated Adjusted Proforma EBITDA	$32,398

ESTIMATED DEBT
Revolving line of credit	$157,500
Unsecured borrowings	485,000
Tax-Exempt Bonds	2,410
Other long-term borrowings	39,000
Estimated Total debt	683,910
Deduct FIN 46 long-term borrowings	(39,000)
Estimated Total adjusted debt	644,910

Estimated Total debt / annualized EBITDA ratio	6.00 x
Estimated Total debt/ adjusted annualized EBITDA ratio	5.52 x

Estimated Total adjusted debt / adjusted proforma annualized EBITDA ratio	4.98 x

The ratios above are non-GAAP measures. Estimated Total Debt to Estimated Net Income for the three months ended September 30, 2006 was 13.6x.

* Estimated Net Income does not reflect any provision for income taxes. While the Company has determined to restate prior periods to record tax reserves, at this time the Company has not determined the amount of tax reserves, if any, to be recorded in the third quarter of 2006. Accordingly, actual net income would be reduced to the extent of tax expense recorded for the third quarter of 2006.